SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2012

FULL HOUSE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32583	13-3391527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4670 S. Fort Apache Road, Suite 190 Las Vegas, Nevada		89147
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 702-221-7800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 on Form 8-K/A (this “Amendment”) is being filed solely to file as an exhibit the Second Lien Credit Agreement (as defined below). The descriptions of the transactions presented under Items 1.01, 2.01 and 2.03 are identical to those in the original Form 8-K dated October 1, 2012 (the “Original Filing”). No other changes are being made to the Original Filing, and this Amendment has not been updated to reflect events occurring after the Original Filing or to modify or update those disclosures affected by subsequent events.

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously disclosed, on March 30, 2012, Full House Resorts, Inc. (“Full House”) entered into a Membership Interest Purchase Agreement (the “Agreement”) by and between Silver Slipper Gaming, LLC, Libra Securities, LLC, Ravich Revocable Trust of 1989, H.A.S. Holdings, Paul R. Alanis, Michelle Rebecca Alanis Trust U/T/D 1/1/1994, John Paul Alanis Trust U/T/D 1/1/1994, Justin Robert Alanis Trust U/T/D 1/1/1994, Brigitte Louis Alanis Trust Dated 1/1/1994, Ostrow Family Investments, LLC, Loren S. Ostrow Living Trust, Morrish Community Property Trust Dated 4/15/98, W&R Investments, Eben Paul Perison, W. Jonathan Finch, David C. Wang, Roger H. Lustberg, Richard J. Welch, Carl W. McKinzie, James Hamilton, Jeffrey L. Durocher, Robert W. Stockstill, Hal G. Byer, Gregory Bousquette, Michael L. Coster, Richard Coppersmith, Suzanne Nordberg, Jess M. Ravich, Richard Delaney, John N. Ferrucci, Dominick Cvitanovich, Leslie Clark (collectively, the “Seller”), Full House and Silver Slipper Casino Venture LLC (“Silver Slipper”). The terms of the Agreement were previously disclosed in Full House’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 5, 2012.

Under the Agreement, Full House agreed to acquire from the Seller all of the outstanding membership interest of Silver Slipper (the “Transaction”). On October 1, 2012, Full House completed the Transaction and paid an aggregate purchase price of approximately $70.0 million in cash, subject to certain closing adjustments. In connection with the Transaction: (i) on June 29, 2012, Full House, as borrower, entered into a First Lien Credit Agreement (the “First Lien Credit Agreement”) with a term loan in an amount up to $50 million and a revolving loan in an amount up to $5 million, and (ii) on October 1, 2012, Full House, as borrower, entered into a Second Lien Credit Agreement (the “Second Lien Credit Agreement”) with a term loan in an amount up to $20 million. To fund the purchase price, Full House used the full amount of the $50 million term loan under the First Lien Credit Agreement and the full amount of the Second Lien Credit Agreement. The $5 million revolving loan under the First Lien Credit Agreement remains unused and fully available. The terms of the First Lien Credit Agreement were previously disclosed in Full House’s Current Report on Form 8-K filed with the SEC on July 6, 2012. The terms of the Second Lien Credit Agreement are described in Item 2.03 below.

A portion of the purchase price for the Transaction was escrowed to secure the Seller’s indemnification obligations under the Agreement. No material relationship exists, other than in respect of the Agreement, between the Seller and Full House or any of Full House’s affiliates, directors or officers.

On October 1, 2012 Full House issued a press release announcing the closing under the Agreement, a copy of which is attached as Exhibit 99.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 1, 2012, Full House, as borrower, entered into the Second Lien Credit Agreement with the financial institutions from time to time listed therein (the “Lenders”) and ABC Funding, LLC as administrative agent for the Lenders. The Second Lien Credit Agreement provides for a term loan to Full House in an amount up to $20 million. Funds borrowed under the Second Lien Credit Agreement will be used to fund the Transaction, as described in Item 2.01 above.

The Second Lien Credit Agreement will be secured by substantially all of the Company’s assets, subject to the lien of the First Lien Credit Agreement. The Company’s subsidiaries will guarantee the obligations of the Company under the Second Lien Credit Agreement. Full House will pay interest under the Second Lien Credit Agreement at the rate of 13.25% per annum.

The Second Lien Credit Agreement contains customary negative covenants for transactions of this type, including, but not limited to, restrictions on Full House’s and its subsidiaries’ ability to: incur indebtedness; grant liens; pay dividends and make other restricted payments; make investments; make fundamental changes; dispose of assets; and change the nature of their business. The negative covenants are subject to certain exceptions as specified in the Second Lien Credit Agreement.

The Second Lien Credit Agreement also includes customary events of default, including, among other things: non-payment; breach of covenant; breach of representation or warranty; cross-default under certain other indebtedness or guarantees; commencement of insolvency proceedings; inability to pay debts; entry of certain material judgments against Full House or its subsidiaries; occurrence of certain ERISA events; and certain changes of control.

The foregoing summary of the Second Lien Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Second Lien Credit Agreement which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Second Lien Credit Agreement dated as of October 1, 2012, by and among Full House Resorts, Inc. as borrower, the Lenders named therein and ABC Funding, LLC as Administrative Agent.

99.1	Press release issued by Full House on October 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.

Date: October 4, 2012	/s/ Barth F. Aaron
Barth F. Aaron
Secretary/General Counsel

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